EXHIBIT 99.1

3COM REPORTS FISCAL Q4 RESULTS

SANTA CLARA, Calif., June 25, 2003 – 3Com Corporation (Nasdaq: COMS) today reported financial results for its fourth quarter of fiscal year 2003 ended May 30, 2003 in line with the guidance provided in the company’s May 29, 2003 press release.

As announced previously, we completed the sale of CommWorks to UTStarcom on May 23rd. The revenue, gross margin, and operating expense results in the paragraph below exclude the results of the CommWorks segment, which is being reported as “Discontinued Operations.”

Revenues for the quarter were $175 million. Gross margins were $63 million, or 36 percent of revenues. Operating expenses were $171 million. The net loss was approximately $38 million, or $0.11 per share. This compares to a net loss of $79 million, or $0.22 per share, in the previous quarter and a net loss of $19 million, or $0.05 per share, in the fourth quarter of the prior fiscal year.

These results have been presented on a U.S. GAAP (Generally Accepted Accounting Principles) basis and are not comparable to First Call earnings estimates.

The company ended the quarter with $1.48 billion in cash and short-term investments, an increase of $44 million from the previous quarter, while reducing debt by $68 million.

NOTE : Attached is the full text of 3Com’s fiscal fourth quarter 2003 formal earnings remarks. Additional financial data is also attached.

Safe Harbor

This press release and Mr. Claflin’s and Mr. Slaven’s remarks on the quarterly results contain forward-looking statements within the meaning of the federal securities laws, including statements regarding the following: our efforts to reduce G&A expense; our belief that sale of Connectivity products are likely to continue to decline; the performance of the economy and the particular segments in which we and our customers operate; our performance in market segments; our plans to reduce channel inventory levels and their expected effect; our revenues and gross margins; our manufacturing capacity; cash and short-term investments balances; the joint venture with Huawei Technologies; our existing and future product offerings, including the future product offerings of the joint venture with Huawei Technologies; our product mix; and our plans with regard to our supply chain and R&D efforts in connection with the joint venture with Huawei Technologies; changes to our pricing approach; trends in external markets in certain geographies, including increased price pressure; our balance sheet; and our expectations with regard to our new Executive Vice President of Worldwide Sales. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially, including the following: a failure of a condition which prevents the closing of the joint venture with Huawei Technologies; a possible fluctuations in the demand for our products and in economic conditions affecting the markets for our products; our ability to successfully manage costs and expenses; possible delays or inability to collect accounts receivable; continued or increased reductions in capital spending in the technology and networking sectors; possible development or marketing delays relating to our product offerings or the product offerings of the joint venture with Huawei Technologies; our ability to plan and forecast channel and company inventory; possible defects in our product offerings or the product offerings of the joint venture with Huawei Technologies; the introduction of new products by competitors or entry of new competitors into the markets for our products or the markets for the products of the joint venture with Huawei Technologies. A detailed discussion of other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in 3Com’s most recent filings with the Securities and Exchange Commission, including 3Com’s quarterly report on Form 10-Q for the quarter ended February 28, 2003. 3Com undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release.

About 3Com Corporation

3Com is a tier-one provider of innovative, practical and high-value voice and data networking products, services and solutions for enterprises of all sizes and public sector organizations. For further information, please visit www.3com.com, or the press site www.3com.com/pressbox.

Comments on the Fourth Quarter of Fiscal 2003

To be delivered during the analyst conference call by

Mark Slaven, 3Com executive vice president and chief financial officer

I will now take you through our financial results for the fourth quarter of fiscal 2003, starting with a brief overview.

The actual results for the quarter are in line with the revised guidance issued on May 29, 2003 and, unless otherwise specified, exclude the results of the CommWorks segment, which is being reported as “Discontinued Operations,” due to the previously announced sale of CommWorks to UTStarcom which was completed on May 23rd.

Revenues for the quarter were $175 million.

Gross margins were approximately 36 percent.

Total operating expenses were approximately $171 million, including approximately $56 million in restructuring charges and $1 million in amortization of intangibles.

The operating loss was approximately $107 million, including the $56 million in restructuring charges.

There was an after-tax net gain on the discontinued CommWorks operations of $60 million.

The net loss was approximately $38 million or a negative 11 cents per share. This includes both a negative impact from restructuring charges and amortization of intangibles, and a positive impact from the after-tax net gain on the discontinued CommWorks operations.

Cash and short-term investment balances increased by $44 million to $1.48 billion.

Enterprise Networking Segment

•                  Revenues for our Enterprise Networking segment were approximately $130 million, a decline of approximately 21 percent sequentially.

•                  In the Americas, revenues increased 3 percent sequentially.

•                  Revenues in EMEA declined 33 percent sequentially as conditions across most of Europe were generally unfavorable.

•                  Sales in APR declined approximately 31 percent sequentially primarily due to declining sales in China.

•                  From a product standpoint the weakness was most significant across our 10/100 switching category as a result of more competitive products and pricing from a number of competitors.

•                  Contribution margin declined from $4 million in Q3 to a negative $29 million, as a result of lower sales and a decline in gross margins.

Connectivity Segment

•                  Revenues for the Connectivity Segment were approximately $43 million and in line with expectations.

•                  This segment delivered a positive contribution margin of approximately $11 million, or 25 percent of revenue.

Gross Margins

Gross margins were approximately 36 percent, a decline of eight points sequentially. Several factors contributed to this decline and are worth mentioning. Pricing, promotional activity and mix, primarily on the Enterprise Networking product portfolio, accounted for approximately five points of decline, partially offset by a one point improvement from component cost reductions. The remaining decline was primarily due to relatively fixed costs being spread over a lower revenue base and excess capacity in our Dublin manufacturing facility.

Operating Expenses

Included in operating expenses of $171 million were the following items:

•                  $56 million in restructuring charges consisting of:

1)              $50 million in write-downs of property held for sale;

2)              $4 million in severance related expenses, and;

3)              $2 million in miscellaneous other expenses.

•                  Also included was approximately $1.5 million of amortization of intangibles.

Excluding the restructuring charges and the amortization of intangibles, operating expenses were approximately $113 million.

Sales and marketing expenses were $64 million in Q4, a slight increase from Q3, as we continue to add field resources in preparation for the launch of the joint venture with Huawei. Research and development expenses were $27 million, roughly flat compared to the prior quarter. General and administrative expenses were $22 million, a decline of $2 million compared to the prior quarter, primarily due to the release of reserves for bad debt offset by transaction fees related to the joint venture.

The number of employees, including alternative work force, at the end of Q4 was approximately 3,400, as compared to approximately 3,900 at the end of the prior quarter.

Gains (Losses) on Investments

Net loss on equity investments was approximately $3 million, primarily the result of fair value adjustments and write-downs of long-term equity investments.

Interest and Other Income

Interest and other income, net, was approximately $1 million. Approximately $6 million in interest income was offset by over $4 million in interest and other expenses. Included in interest and other expenses was a charge for accelerated amortization of set up costs related to debt retired during the quarter, and expenses relating to third party leases of CommWorks equipment guaranteed by 3Com.

Income Tax Benefit

There was an income tax benefit of approximately $11 million, consisting of a $4 million provision primarily for foreign taxes and a $15 million benefit to offset the tax provision for discontinued operations.

Discontinued Operations

There was a pre-tax gain from the sale of CommWorks of approximately $89 million and a pre-tax loss on the discontinued CommWorks operations during the quarter of $14 million. Additionally, there was a $15 million tax provision related to the discontinued operations. The combination of these items resulted in an after-tax net gain on the discontinued CommWorks operations of $60 million.

Net Loss per Share, Shares Outstanding

The net loss per share was approximately 11 cents including the impacts previously mentioned. Basic shares outstanding for Q4 were approximately 364 million, up approximately three million shares from the prior quarter primarily due to stock option exercises and employee stock purchases under the employee stock purchase program. We did not repurchase any shares during the quarter.

Stock Options Outstanding

Stock options outstanding at the end of Q4 were 85.5 million, down from the previous quarter’s ending balance of 96.8 million, and down from approximately 169 million just after the Palm distribution three years ago.

Cash

For the fifth consecutive quarter, cash and short-term investment balances increased, rising approximately $44 million during the quarter. Some of the more significant cash inflows and outflows for the quarter were as follows:

1.               Gross proceeds from the sale of Commworks of $100 million;

2.               A domestic income tax refund of $18 million and a foreign tax refund of $6 million;

3.               Proceeds from stock option exercises and employee stock purchases of $22 million, and;

4.               The use of $68 million to retire our term loan.

Excluding these four items, overall cash and short-term investment balances declined by approximately $34 million from the prior quarter.

The cash cycle calculates to a negative 16 days. However, this result is impacted by the sale of CommWorks, making comparisons to prior quarters difficult.

Forward-Looking Guidance

My remaining comments will include forward-looking statements about various matters pertaining to fiscal 2004. Please refer to the safe harbor language in the earnings release, which is available on our website, for factors that could cause actual results to vary.

I will not be providing detailed forward-looking financial guidance at this time. However, there are several things I will comment on or offer guidance on that you may want to factor into your financial models:

•                  We recently announced an action to reduce our workforce by approximately ten percent over the next two quarters. A significant component of the reduction is targeted at G&A related functions. As a result of this action we are targeting our reported G&A expense to be in the range of $17 million to $18 million per quarter beginning in the fiscal Q3’04 timeframe.

•                  Sales of Connectivity products, which include NICs, PC cards, and related ASICs, are likely to continue to decline with sales in Q1 expected to decline by 10 to 15 percent sequentially.

•                  Also, our expectation is that there will be no material improvement in the marketplace in the first quarter—and remember that the first quarter is a seasonally weaker quarter for us, especially in Europe.

•                  Over the next three quarters we are targeting a reduction in our channel inventory levels by one to two weeks from the current level of slightly under six weeks. This would position us at the lower end of our targeted range of four to six weeks. We believe our supply chain capabilities will allow us to operate effectively at the lower end of our targeted range without significant stock out situations.

•                  In the near term expect gross margins in the low to mid thirties as we take action to restore the competitiveness of our 10/100 switching products from both a cost and price standpoint. As we launch the joint venture, expand and enhance the mix of our product portfolio, and improve our capacity utilization, we plan to restore gross margins into the forties. As we get closer to launching the joint venture, we plan to provide more insight into our longer term financial assumptions and projections.

•                  With respect to cash, excluding the $160 million to fund our investment in the joint venture with Huawei and excluding any other potential merger and acquisition activity, we expect to burn a modest amount of cash over the next two quarters as we realign our cost structure.

Comments on the Fourth Quarter of Fiscal 2003

To be delivered during the analyst conference call by

Bruce Claflin, 3Com president and chief executive officer

As many of you know, I returned to work two weeks ago after being out for a month recovering from surgery to remove a tumor that was growing on my inner ear. The operation was a complete success and my recovery was quick and relatively painless. The tumor was confirmed as benign and is completely removed, so there is no chance of recurrence. Thankfully, this issue is behind me. I do, however, want to thank those of you that sent best wishes during this difficult time. I appreciated it very much.

So let me turn to the business. Q4 was a disappointing quarter, although there was good progress with some important strategic initiatives. Let me start with them. I am pleased with the successful completion of the sale of CommWorks, which was done rapidly and at the price originally negotiated. And I am also satisfied with our progress regarding 3Com’s collaboration with Huawei. This progress has occurred in legal, operational and strategic areas. Regarding legal issues, we are pleased with the ruling by the federal district court on Cisco’s motion for a preliminary injunction. If you recall, Cisco has asserted that Huawei has broadly misused Cisco IP throughout their products and based on that assertion, sought a worldwide preliminary injunction preventing, among other things, Huawei from any shipments of its Virtual Routing Protocol (VRP) network operating system. This was denied. Instead, on the issue of source code, the court narrowly issued a restriction limited to the EIGRP module, a non-essential feature constituting less than one percent of the VRP source code. Huawei had already voluntarily removed this module from its product.

So how does this impact 3Com? Huawei has complied with the June 6 ruling of the federal district court by removing the EIGRP feature and modifying manuals and on-line help screens. So the judge’s ruling has clarified issues that were in dispute and, consequently, our relationship with Huawei will proceed “full speed, ahead”.

To that end, on June 18 we announced our new Switch 7700, a full-featured, modular switch, initially sourced from Huawei. It will begin shipping in volume at the end of July. This product is the first of several modular switches and a full line of routers that will be sourced from the joint venture over the next several months. It’s targeted at the mid-level, modular switching market for an enterprise’s core networking needs. Compared to the Cisco Catalyst 4500 series, it will offer competitive features and performance at a better value to customers. Further, we will provide our channel partners with the opportunity to make higher margins selling our products than when selling comparable Cisco products.

This product will initially be sourced from Huawei and the contract will pass to the joint venture as it is completed. We are planning for the JV to be fully operational in the second fiscal quarter. That will be approximately two months later than originally projected, principally due to the complexities of the joint venture’s IT requirements. We need to have an IT system that can support both China GAAP and U.S. GAAP from day one, as well as all the operational systems necessary to run the business. We will not start the JV until we are sure the IT systems are in place to allow the operations and financial reporting to work flawlessly. We also require Chinese government approval. Feedback from various government ministries has been favorable and we fully expect approvals, but the timing of approvals may be a factor. However, as our announcement of the Switch 7700 shows, we are moving quickly to get the benefits of our relationship with Huawei by getting products announced and in the market quickly.

Let me comment on what did not go well in the quarter. Revenues for much of our existing product lines were poor, particularly our 10/100 edge switching products. As Mark pointed out, much of this shortfall was due to volumes being down. Some of the top-line miss can be attributed to well-known industry issues. For example, our business in China, Hong Kong and Singapore was adversely impacted by SARS, and in China there was also some channel disruption stemming from the announcement of the planned joint venture with Huawei. Europe has seen a greater industry slowdown recently and given that almost 50 percent of our enterprise business comes from that market, it disproportionately affected 3Com. Similarly, our current product portfolio is weighted towards 10/100 edge products, a segment of the switching market that has recently been experiencing substantial volume and pricing pressures. Regarding pricing, Q4 showed an increase in price pressure, not just in list and street price but in other price related ways—for example, we saw competitors increase the use of extended warranty terms, free software upgrades and expanded promotional activities. Going forward we are changing our pricing approach, moving more to a lower list price while also reducing the use of one-time promotions. We are redirecting our marketing budgets more to end user “pull” demand as opposed to channel “push” programs. And we are adding sales resources to directly work with our larger, more complex customers as we support our partners’ demand-creation activities. The results in Q4 point out the importance of expanding our product line to include more Layer 3 plus products, a full line of modular switches and routers, and a higher-end Voice over IP offering—gaps we have already begun to address and expect to fill over this fiscal year. This will lead to a broad product portfolio, allowing us to deliver converged voice and data networking solutions not only to our traditional customer base, but to larger and multi-site enterprises.

As standardization increasingly affects networking, pricing pressure will be felt across an ever-increasing range of products. To accommodate this environment, we have recently consolidated our company’s operating model, eliminating the separate business unit structure that had existed in the company for years. We are consolidating key positions from our Santa Clara operations into Marlborough, Massachusetts as a more effective way to run our simplified business model. Also, as Mark mentioned, we are driving greater efficiencies in our G&A activities, which we expect to result in cost declines. But as I mentioned earlier, at the same time, we are increasing our direct touch sales, service and support representatives in order to drive increased sales of the higher end products we are announcing.

To support our enhanced field programs, yesterday we announced the appointment of Nick Ganio as Executive Vice President of Worldwide Sales. Nick will report directly to me and has extensive experience in the enterprise networking segment of the IT industry. He comes directly to 3Com from Bell Microproducts, where he was president of Bell’s Enterprise Division and was responsible for $1 Billion in annual revenues. Ganio spent the first six years of his career at IBM where he held various technical, sales and marketing positions. He then spent 10 years with Digital Equipment Corporation, ending his time there as Vice President and General Manager/Americas of the Networking Business Unit. He has held other executive title roles in his career, including group vice president of worldwide sales, marketing and services at Computer Network Technology (CNT). We are extremely pleased to bring Nick on board and will rely heavily on his expertise to lead our global sales force.

3Com Corporation

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended			Years Ended
	May 30, 2003	February 28, 2003	May 31, 2002	May 30, 2003	May 31, 2002

Sales	$175,000	$216,503	$294,798	$932,866	$1,258,969
Cost of sales	111,600	120,465	172,604	511,140	891,713

Gross margin	63,400	96,038	122,194	421,726	367,256

Operating expenses:
Sales and marketing	64,224	61,660	54,422	242,722	273,552
Research and development	26,927	26,350	34,793	113,057	197,958
General and administrative	22,168	23,952	24,717	94,535	111,945
Restructuring charges	55,969	52,144	12,647	184,880	109,036
Amortization and write down of intangibles	1,483	1,705	5,146	10,287	86,606
Losses on land and facilities, net	—	—	—	887	1,375
Total operating expenses	170,771	165,811	131,725	646,368	780,472

Operating loss	(107,371)	(69,773)	(9,531)	(224,642)	(413,216)
Gain (loss) on investments, net	(3,009)	(14,570)	1,684	(36,131)	(17,888)
Interest on income tax refund	—	—	—	5,123	12,145
Interest and other income, net	1,475	5,177	12,271	15,035	55,226

Income (loss) from continuing operations before income taxes and cumulative effect of change in accounting principle	(108,905)	(79,166)	4,424	(240,615)	(363,733)
Income tax provision (benefit)	(10,701)	(7,213)	(259)	(10,522)	89,919

Income (loss) from continuing operations before cumulative effect of change in accounting principle	(98,204)	(71,953)	4,683	(230,093)	(453,652)

Gain (loss) from discontinued operations, net of taxes	59,786	(7,289)	(28,441)	(8,214)	(142,298)

Cumulative effect of change in accounting principle (1)	—	—	—	(45,447)	—

Net loss	$(38,418)	$(79,242)	$(23,758)	$(283,754)	$(595,950)

Diluted earnings (loss) per share (2)
Continuing Operations	$(0.27)	$(0.20)	$0.01	$(0.64)	$(1.30)
Discontinued Operations	0.16	(0.02)	(0.08)	(0.02)	(0.41)
Cumulative effect of change in accounting principle	—	—	—	(0.13)	—

Net loss per share	$(0.11)	$(0.22)	$(0.07)	$(0.79)	$(1.71)

Shares used in computing diluted per share amounts	364,282	361,020	361,904	360,520	349,489

(1)          During the quarter ended November 29, 2002, we completed the transitional goodwill impairment evaluation prescribed by FAS 142 and recorded a charge totaling approximately $65.6M effective June 1, 2002.  Of this amount, $45.4M is presented as cumulative effect in accounting principle, and $20.2M is included in loss from discontinued operations.

(2)          For all periods presented, basic and diluted EPS are the same with the exception of Q4’02.  For Q4’02, basic EPS is $0.01, ($0.08), and ($0.07) for continuing operations, discontinued operations, and net loss, respectively.  Shares used in computing basic per share amounts is 355,345 thousand.

In accordance with FAS 142, which was adopted the first quarter of fiscal 2003, goodwill and workforce intangibles are no longer amortized.

The following table represents net loss and basic and diluted loss per share as if FAS 142 was adopted in the first quarter of fiscal 2002:

	Three Months Ended			Years Ended
	May 30, 2003	February 28, 2003	May 31, 2002	May 30, 2003	May 31, 2002

Actual reported net loss	$(38,418)	$(79,242)	$(23,758)	$(283,754)	$(595,950)
Add back goodwill and acquired workforce amortization	—	—	4,876	—	31,813
Adjusted net loss	$(38,418)	$(79,242)	$(18,882)	$(283,754)	$(564,137)

Basic and diluted loss per share:
Reported loss per share:	$(0.11)	$(0.22)	$(0.07)	$(0.79)	$(1.71)
Add back goodwill and acquired workforce amortization per share	—	—	0.02	—	0.10
Adjusted basic and diluted loss per share	$(0.11)	$(0.22)	$(0.05)	$(0.79)	$(1.61)

3Com Corporation
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	May 30, 2003	May 31, 2002
ASSETS

Current assets:
Cash and short-term investments	$1,484,588	$1,382,048
Accounts receivable, net	90,290	147,113
Inventories	27,068	61,777
Other current assets	51,234	72,106

Total current assets	1,653,180	1,663,044

Deferred income taxes	2,211	6,192
Property & equipment, net	350,073	676,154
Goodwill, intangibles, deposits, and other assets	56,896	181,402

Total assets	$2,062,360	$2,526,792

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$105,583	$125,903
Accrued liabilities and other	233,239	275,965
Current debt obligations	346	101,354

Total current liabilities	339,168	503,222

Long-term debt and other	4,595	73,365
Stockholders’ equity	1,718,597	1,950,205

Total liabilities and stockholders’ equity	$2,062,360	$2,526,792

Additional Financial Data
(in thousands, except percentages and per share amounts)
(unaudited)

Sales by Geography

	Three Months Ended
	May 30, 2003	February 28, 2003	$ Change	% Change

Americas	$72,583	$75,698	$(3,115)	-4%
EMEA	73,023	101,186	(28,163)	-28%
Asia Pacific Rim	29,394	39,619	(10,225)	-26%
Total Sales	$175,000	$216,503	$(41,503)	-19%

Sales by Segment

	Three Months Ended
	May 30, 2003	February 28, 2003	$ Change	% Change

Connectivity Segment	$42,793	$50,619	$(7,826)	-15%
Enterprise Networking Segment	130,275	165,908	(35,633)	-21%
Subtotal	173,068	216,527	(43,459)	-20%
Exited Product Lines	1,932	(24)	1,956	+8,150%
Total Sales	$175,000	$216,503	$(41,503)	-19%

Contribution Margin by Segment

	Three Months Ended
	May 30, 2003	February 28, 2003	$ Change	% Change

Connectivity Segment	$10,808	$12,874	$(2,066)	-16%
Enterprise Networking Segment	(28,622)	3,973	(32,595)	-820%
Subtotal	(17,814)	16,847	(34,661)	-206%
Exited Product Lines	3,609	351	3,258	+928%
Total Contribution Margin	$(14,205)	$17,198	$(31,403)	-183%

Stock Options

	Outstanding Options as of May 30, 2003
Range of Exercise prices	Number of shares	Weighted Average exercise price

$0.13 - 4.80	21,143	$4.30
4.81 - 5.54	18,261	5.36
5.55 - 6.68	17,804	5.96
6.71 - 11.73	17,018	8.76
11.76 - 21.57	11,276	13.91

Total	85,502	$7.03